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Subject Company: FileNet Corporation

Commission File No.: 000-15997

This filing relates to the proposed acquisition of FileNet Corporation (“FileNet”) by International Business Machines Corporation (“IBM”) pursuant to the terms of an Agreement and Plan of Merger, dated as of August 9, 2006 by and among FileNet, Nassau Acquisition Corp. and IBM. The Merger Agreement is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by FileNet on August 10, 2006 and is incorporated by reference into this filing.

The following is the transcript of a call held with FileNet partners on August 15, 2006:

FILENET

Moderator: Ron Ercanbrack

August 15, 2006

7:00 pm CT

Operator:	Good evening. My name is (Sharico). And I will be your conference operator today.

At this time I would like to welcome everyone to Channel Communication conference call.

All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you. Mr. Ercanbrack you may begin your conference.

Ron Ercanbrack:	Thank you (Sharico).

And joining me on the call team is Chas Kunkelmann.

And so what I’m going to do here is I’m going to take about 15 or 20 minutes probably review some material that’s redundant that you’ve probably heard before.

But I think it’s important. You know, I’ve told my team that there’s - we can’t over communicate during such an important, you know, situation as the acquisition that was announced last Thursday.

So starting from the top as you probably heard last Thursday when the market opened IBM and FileNET signed a definitive agreement for IBM to purchase FileNET for $1.6 billion, a share price of $35 a share.

While this transaction is pending it is still not closed. And so it’s subject to approval by the Department of Justice, by the SEC, and by ratification from the shareholders.

So until the - until it’s actually approved, you know, it is in the pending mode and it is not consummated. And so we are acting as if we were still competitors to IBM.

So I think that’s a very important thing for all the people out in the field, for my Sales Team, and for all you partners out there to know that for the third quarter we will be competitors to IBM.

So that means, you know, we’ll start some planning with them at the headquarters level but we won’t be acting on anything.

So let’s make sure that, you know, we’re not partnering with IBM because that’s not going to happen until the transaction closes in October. Sorry to harp on that point but it is a really important point.

Actually think this is a really good announcement. As you partners out there know we were not looking to be acquired. We were actually looking to be acquirer.

We had two transactions that we were actively pursuing on our part (unintelligible). The call came in and thought it was (unintelligible).

Chas your phone is breaking up.

Chas Kunkelmann:	Is it mine?

Ron Ercanbrack:	Yes. You might want to put it on mute.

Yeah, you may want to put it on mute.

Thanks, appreciate that.

And so, you know, the call came to us. You know, IBM came to us. We didn’t come to them. So we spent the last few months doing due diligence with IBM.

And, you know, I think this is actually a really good story for the company, for the partners, as well as for the customers. Spending time with IBM it was obvious that their vision in terms of long term goals for ECM which includes BPM were the same as ours.

And as we looked at the product lines while there are some overlaps in the content space, certainly in the business process management space, you know, we’re the clear leaders here and, you know, IBM recognized that as we went through the due diligence process.

And so if you look at the amount of overlap it’s not as much as you would think. The product plans are to continue with both lines of products. As you know our CFS, Content Federation Services, was a product that we OEM it from IBM that they bought the company (Banetica) and they have a product called ICE which we call Content Federation Services.

We will absolutely be aggressively enhancing that to ensure that customers that have IBM content repositories and dominant content repositories can federate their data.

And we will also be aggressively federating other content repositories. And like I say that was part of the common vision that we had because, you know, we had been talking about CFS as being key to the strategy going forward recognizing that customers have legacy databases that they’re not necessarily going to migrate overnight that it’s going to take time to do that.

So I think the common vision was very important, you know, and I think that’s one of the keys to success on any acquisition.

The other thing I think that’s going to make this a relatively easy transition in integration is, you know, a common orientation towards people, towards customers, and towards partners.

You know, one of the things that we talked about a lot with IBM was our channel.

And we talked about our partner ECO System. We talked about, you know, the value add that the partners bring, you know, by taking our platform, adding domain expertise, and then delivering solutions and applications to our customers.

And that’s exactly what IBM wants us to do. So the PA family of products that you have invested in will absolutely continue. You know, we plan to announce 4.0 on time in the fourth quarter.

And in fact, you know, it’s possible with the combined group now that we’ll be able to accelerate 4.5 and 5.0 at least some of the features in those products in the future releases.

The combined organization will have over 3,000 people. It’ll be about a $840 million business.

And they have asked Lee Roberts our Chairman and myself to come over and to run the combined division, so not only us but the whole Senior Management Team.

Basically all of the FileNET people in the field, in sales, in channels, in (TS), in (CSS), and in development will come over and work for IBM.

So, you know, and the people in (F&A) while there may be some overlap will probably be offered jobs not necessarily in the same division but IBM is going to try to accommodate everybody in the company. So that was a good thing I think for the employees.

For the partners they certainly want us to continue the ValueNet Program. They were very impressed with some of the things we were doing.

You know, we’re going to continue the certification process that we have. That’s one of the questions that came up this morning on the Partner call I had.

We’re going to continue with the ValueNet Program. And so for you partners out there tomorrow this doesn’t mean that in 90 days all of a sudden we’re throwing the ValueNet Program out and we’re going to be implementing IBM’s Partner Program.

Certainly there are elements over time that we want to look at and take kind of the best of both worlds.

But quite frankly you’re probably looking at a 12 to 18 month timeframe. And I’ll ensure and Chas will ensure that, you know, the partners have plenty of time to make sure that, you know, the transition goes smoothly.

And like I say some of the things that we’re doing, you know, IBM hopefully will adopt and because they certainly saw that as best practices from their standpoint.

After the merger I told you there’d be about 3,000 people in the combined group. That means we’ll have over 1,200 developers. So we practically double the size of the organization overnight from a development standpoint which is why we’re kind of bullish about being able to accelerate some of the things in 4.5 and 5.0. So I think it’s really going to be a positive note.

And, you know, for the partner stuff there I think, you know, IBM definitely has a lot of infrastructure. They’ve been doing partner development for a long time.

You know, and I think this gives us the opportunity to take advantage of some of the infrastructure inside of the IBM Corporation, you know, and to bring that to bear on the content management.

We’re going to be part of the image of the Information Management Group of IBM. Steve Mills as you know runs the IBM Software Group for IBM. It’s about a $16 billion business for IBM. It represents about 17% of the revenue of IBM but 37% of the profit.

So it’s the most profitable division in IBM, profitable group if you look at software services and hardware.

And so it’s a very important group. And under that group of $16 billion there’s information management. I’m sure you’ve seen the On Demand advertisements that IBM puts out. We’re going to be part of that group.

So we’ll be one of four different divisions in that Information Management Group.

So I think it’s a great fit and I think, you there’s, you know, a lot of opportunities for all of us.

And certainly this move will make us once it’s consummated, you know, the industry as a leader in this market space.

Let me just see what else I might cover here before I open it up to questions and answers.

I’ve got a few questions here that I want to go through that might be on your mind.

So the question is so between now and the time that, you know, we make any transitions, and by the way no major organizational changes will occur probably until January of next year.

But you need to continue to work with your same team. So your same Channel Partner Managers that you’re working with today you’ll work with tomorrow.

As I said all of the people that are working for FileNET today become part of the combined group.

We’re going to actually relocate the Operational Headquarters of the Content Group here in Costa Mesa. You know, that’s where Lee and I sit. And so, you know, we think that’s where the majority of our developers are.

So that’s I think that will be a good change for everybody. So you’ll continue to do business here.

One of the questions I have here is will we do UserNet? Yes, absolutely we’ll do UserNet.

The event in Dallas on November 3rd to the 5th is still on. And in fact by that time we hope to have obviously consummated the close of the deal.

And so we’ll be able to share with you in greater detail some of the plans that we have.

And so if you’re in Asia, I know a lot of you attended the EMEA event. You might want to consider sending, you know, a person over to the event in Dallas.

And again that’s November 3rd to the 5th. And we’ll be talking a lot more about 4.0 in that.

Let’s see what else here do we have.

Will we continue to be - to run in multiple environments and are we committed to open standards? Absolutely.

You know, one of the things that we talked about right off the bat with IBM is that, you know, we have positioned ourselves as being the Platform Agnostic Group.

So yes, we’re going to support IBM but we’re also going to support HP-UX, Sun Solaris, Microsoft, Oracle, Linux, BEA, Sun, and all the other storage vendors as well.

So we’ll continue to support EMC. We’ll continue to support NetApps. We’ll continue to support Hitachi.

So this is not going to change, you know, the speech that we’ve been giving about being platform agnostic.

Will professional services become a part of our IBM Global Services? No.

Actually it’s interesting, IBM has a very similar model to what we have in that each of the product divisions have their own professional services organization that support its partners and has deep knowledge of it’s specific software competencies.

And so IBM actually has a group of about 60 professional services within their Content Management Group.

Let’s see. I think that’s it.

Why don’t I - (Sharico), are you still there, are you there?

Chas Kunkelmann:	Ron one of the questions asked earlier was would we honor the current contracts and the current discount structures that are in the ValueNet Agreement?

Ron Ercanbrack:	Yeah, and I thought I had covered that.

But yes, the answer is absolutely. You know, we’ve recently established contracts of several partners. We’ll continue to honor, you know, the terms and conditions in the ValueNet Agreement.

And that if we make any changes down the road, like I said it’s probably going to be 12 to 18 months down the road, so we’re going to have plenty of time working together to make sure that those changes are understood.

So, you know, there’s nothing to be nervous about with regard to that Chas.

Chas Kunkelman:	Great. And there was questions this morning about, you know we’re having support and maintenance agreements in place and license sales versus influence.

And the basic message for you as partners is right now it’s business as usual. There’s not going to be a dramatic change in the foreseeable future.

So we need to continue going out and executing as we have in the past.

Ron Ercanbrack:	Yes, that’s absolutely right. I mean if there’s one thing the message you take away from this, it is going to be business as usual for the foreseeable future here.

And in fact for some of you partners, you know, it’s going to give you an expanded portfolio to look at from IBM.

So I mean if you’re a partner and you put everything on (PA) and you’re focused on that and you don’t want to be distracted, great. There’s not going to be any pressure on you to go and resell an expanded line of all of IBM’s products. These are in the Content Division or in the Information Management Group, so.

But if you are someone that wants to expand and sell some of the other products that some of the system’s integrators might be interested in and it’ll give you the opportunity to do that and participate in IBM’s Partner Program as well.

What I’d like to do now is open up for Q&A.

So (Sharico) if you could, you know, field some questions for me?

Operator:	At this time I would like to remind everyone if you would like to ask a question, please press star then the number 1 on your telephone keypad.

Your first question comes from (Rich Levin).

Ron Ercanbrack:	Hi (Rich).

(Rich Levin):	Hi. How are you?

Ron Ercanbrack:	Good.

(Rich Levin):	Congratulations.

Ron Ercanbrack:	Thank you.

(Rich Levin):	I wanted to ask a question about we have (unintelligible) created a PA Solution that BPM with PeopleSoft in fact we’re actually presenting (a UserNet on it).

We’ve gotten really good traction by getting out in front of the AEs talking about our solution also somewhat in working with other partners.

My question is when will we be able to take advantage of the expanded sales force in working with the IBM sales folks as well?

Ron Ercanbrack:	Yeah, you know, I think that’s a great question; in full force certainly in January.

But I think on a situational basis in the fourth quarter we’ll start some integration in the fourth quarter. Obviously we have to wait until the transaction closes. We hope that’s no later than October the 15th.

So, you know, we - there doesn’t look like there’s any way it’s going to close in the third quarter. So we’re on our own and we need to make our numbers and we need your partners to help us with that.

But I think in the fourth quarter, you know, we’ll start opening it up selectively and the sales force basically doubles.

So, you know, the number of AEs in the company that I have now will - IBM’s got about the same number. I don’t know exactly because, you know, I had to tell them a lot more than they had to tell me.

But it just looks on the surface pretty much like they have about the same number.

But so selectively in the fourth quarter and certainly in the fourth quarter we’ll start planning some events with partners that we can hit the ground running with in January.

So, you know, Brent Bussell and his team I’m sure on the marketing side of the equation will be working with the partners and with Chas’ team to figure out programs we want to hit the ground with running in January.

So I - the answer to your question is fourth quarter we’ll start activities and first quarter we ought to hit the ground running.

(Rich Levin):	That’s good. Thank you very much.

Chas Kunkelmann:	This is Chas. I would add to that that one of the values that IBM really saw in our Partner Program was the solution based approach that we take and the marketing emphasis we put behind it.

So I would encourage all partners who have looked at doing that and are going forward with that to continue. I mean if you can package a solution, we can take it to market and build pipeline, that’s a win for all of us.

And that does not change at all. It makes no difference whether it’s on our PA Suite or the IBM Content Management Suite.

If there’s opportunities for you to expand your market presence, that’s great. If not we’re prepared and ready. We have a Field Marketing Group as you’re well aware and we are promoting solutions.

So your approach is very inline with what we have today and will continue to do, (Rich).

Ron Ercanbrack:	Yeah, and just to add to that, you know, one of the big drivers from a technology standpoint in this purchase was IBM is pretty strong in the A to A, you know, the transactional, you know, when you’re doing application to application level communications.

When you look at their presence in being able to do human centric workflow processes which is where many of you partners are very strong because you’re doing mortgage loan processing or you’re doing claims processing, those are the areas, accounts payable, those are the areas where IBM really saw the strength, the integrated content, and quite frankly BPM.

So all we’ve been saying for years and years and years which is BPM and workflow are our competitive differentiators in being able to work the human side of process and content was a huge driver in the synergies we saw in this acquisition.

Operator:	And again if you would like to ask a question, please press star then the number 1 on your telephone keypad.

And your next question comes from (Michael Waback).

Ron Ercanbrack:	Hey (Michael).

(Michael Waback):	Yeah, hello gentlemen. Thank you very much for the useful information.

Ron Ercanbrack:	Sure.

(Michael Waback):	My question is if you’re looking to (close for) the next year, will IBM continue to sell their Content Management products which to some degree will compete with PA products?

Ron Ercanbrack:	The answer to your question is both product lines will continue. And obviously I’m going to be picking up responsibility for both of those product lines.

So it’s going to be on us to, you know, sort through how do we help you, our partners, position that.

So, you know, when you say will IBM be selling it, yeah, we will but that will be me, you know, at the same time.

And I’ll have to make sure that you guys have a clear position, you know, on where to sell, you know, which product.

We have some accounts. You know, one of the things that’s pretty obvious is IBM is entrenched in some accounts and we’re entrenched in some accounts.

And so, you know, where it makes sense, you know, we’re just going to obviously focus probably on one of those two platforms.

It gives us a chance quite frankly to up sell, you know, by accelerating the work we’re going to do in the ICE product that I talked about and federating content from FileNET from IBM rather, it gives us the ability to go in and sell PA and take advantage of a lot of the functionality that IBM doesn’t have in it’s product.

And, you know, I’m sure there’s some stuff, actually there’s some stuff that’s actually not competitive at all that IBM has in that group. And it’s going to give us the opportunity to look at that and pick it up.

But both product lines will be continued. But certainly everybody, you know, it’s kind of patently obvious that if IBM pays $1.6 billion for the company and is hiring all the people, certainly the PA family of products is not just going to be supported but it’s going to be extended.

(Michael Waback):	Okay, thank you very much.

Ron Ercanbrack:	Sure.

Operator:	And your next question comes from (Jan Nowacki).

Ron Ercanbrack:	Hey (Jan).

(Jan Nowacki):	Yes, how are you? A quick question, (what centers) on the future of the Website Manager and the relationship with the Day software?

Ron Ercanbrack:	At this point we plan to continue that. So, you know, we’re OEMing the Day product. I mean we just embed it and sell it as a FileNET product.

And we plan to continue that relationship. You know, actually just put a little incentive out for the sales force to actually accelerate in the second half.

So I see no change in that relationship.

(Jan Nowacki):	Okay, thank you.

Ron Ercanbrack:	Sure.

Operator:	There are no further questions on the call lines.

Ron Ercanbrack:	Any other questions?

Well one of the things I’d like to do is thank everybody out there. Thank all you partners.

To be honest I mean, you know, working as a team with our partners and our sales force, you know, we’ve been doing very well against IBM as you guys know for the last few years to the point at which, you know, I think they said hey, these guys are - you know, they’ve got a good product and obviously good execution, let’s go look at them which is what they did and they ended up buying us.

And so a lot of the credit for this transaction actually goes to everyone in the field who helped with the execution that we’ve seen from our partners and from our field organization over the last three years with the PA family of products. And we’ve just gotten tremendous traction.

So I’d like to thank everybody out there. And I’d like to encourage all of you to if you have more questions, don’t hesitate to ask. You know, I’ll go back to the way I started this call. I can’t over communicate.

So please if you have any questions, fire them into, you know, your IBM, local IBM Channel Rep and to, you know, Chas Kunkelmann or myself here and if we don’t know the answer we’ll try to get back to you.

I know we can’t tell you everything right now because we have to operate as two independent companies, you know, but that’s the rules.

And, you know, I much prefer wearing vertical pinstripes to horizontal pinstripes.

So again thanks everybody, and then Chas you want to add anything?

Chas Kunkelmann:	You know, I would only say the fact that, you know, Ron has experience with IBM, understands their culture and environment (unintelligible). We have always been the dark side. That’s why I spent 30 plus years competing with and trying to beat at every turned corner.

But I can tell you that I’ve been very, very impressed with IBM’s approach to this. It’s been very professional. They listen to our concerns. In fact we had a communication challenge around these events in communications with partners and they came right around to address it, had the right intentions.

So I can tell you what’s very encouraging to me is their intentions are to maintain our ValueNet partners and program going forward. That’s a value to them.

So it makes me much more comfortable in this role going forward and, you know, never had worked for IBM before. I’m quite amazed by their interest and desire to protect our partners and our programs and our people.

So it’s a very positive event and I think it gives us a lot of ability to fund the Partner ECO System which we talked about in terms of supplying support and architecture in supporting of that. We now have hopefully the capabilities to do it and move forward on.

Ron Ercanbrack:	Okay, great. Well so all we need to do now is for the balance of the third quarter, let’s go beat IBM.

So I need all you partners out there if you’re competing with IBM, you know, now its probably never been a better time. You know, first of all I think when you go in there and you talk to the customers and, you know, they say, “Well gees, they’re going to be acquired by IBM; you know, what does that mean?”

Well you can say with boldness, you know, and we can certainly help you if you need any help in terms of actually - executive help in terms of calling the customers, we can certainly validate and verify that the PA line of products, all of the FileNET products are going to continue.

And the second thing is, you know, you never know what IBM might do on price down the road in terms of pricing.

And so it’s never been a better time to buy from FileNET than right now. So a couple of tips, you know, for everybody because I know there’s lots of engagements out there because IBM was our Number One competitor, you know, I know we have a lot of engagements in the third quarter where there’s a competition.

So, you know, I think we actually have a competitive leg up right now to go compete with them.

So right now I want to win all the business I can against IBM.

So thank you very much for joining me and like I said, if you have any other questions, don’t hesitate, you know, to send them into us and if we don’t know the answer we’ll certainly get back with you or tell you when we can answer them.

With that, Operator, I think it’s time to close the call.

Operator:	This concludes today’s conference.

You may disconnect at this time.

END